SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): June 3, 2005

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 3, 2005, Cell Therapeutics, Inc. (the “Corporation”) initiated a reduction in work force plan, which will likely result in the termination of 75 of the Corporation’s employees. The reduction in work force plan is expected to be completed by August 2005 and is part of the Corporation’s overall plan to cut operating costs throughout the Corporation and focus on development of its late-stage product pipeline and early stage opportunities that have the highest potential value to the Corporation. An estimated $1.4 million will be recorded for severance-related expenses from the reduction in work force. This expense is expected to be paid in the third quarter. Such costs are associated with the severance benefits to be provided by the Corporation to each terminated employee.

This Current Report on Form 8-K includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These risks include, but are not limited to statements regarding the Corporation’s reduction in work force plan (including the anticipated costs and timing of such actions); and the risk factors listed or described from time to time in the Corporation’s filings with the Securities and Exchange Commission including, without limitation, the Corporation’s most recent filings on Forms 10-K, 8-K, and 10-Q. The Corporation is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: June 7, 2005	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration (Principal Accounting Officer)